Exhibit (E)(2)

THOMPSON IM FUNDS, INC.

FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 16th day of August, 2016, to the Distribution Agreement, dated as August 19, 2015 (the "Distribution Agreement"), is entered into by and between THOMPSON IM FUNDS, INC., a Wisconsin corporation (the "Corporation"), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company ("Distributor"). THOMPSON INVESTMENT MANAGEMENT, LLC, the investment advisor to the Corporation (the “Advisor”), is a party hereto with respect to Sections 3F. and 6 only.

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Corporation, the Advisor and the Distributor desire to amend the fees of the Distribution Agreement; and

WHEREAS, Section 11 (B) of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Distribution Agreement is replaced in its entirety by Amended Exhibit B.

Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

thompson IM funds, inc.		quasar distributors, LLC

By:	/s/ Jason L. Stephens	By:	/s/ James R. Schoenike

Name:	Jason L. Stephens	Name:	James R. Schoenike

Title:	Chief Executive Officer	Title:	President

thompson investment management, inc.

By:	/s/ Jason L. Stephens

Name:	Jason L. Stephens

Title:	Chief Executive Officer

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Amended Exhibit B to the Distribution Agreement – Thompson IM Funds, Inc.

Fees from 9/1/2016 through 9/1/2017 REGULATORY DISTRIBUTION SERVICES

Basic Distribution Services*

•     Minimum annual fee – $[ ], payable monthly in arrears

•     Market Value Fee at the annual rate listed below on average daily net assets, payable monthly in arrears

[ ] basis point on assets from $[ ] to $[ ]

[ ] basis point on the next $[ ]

[ ] basis points on balance

•     CCO support services- $[ ] per year

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review

•     $[ ] per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter.

•     $[ ] FINRA filing fee per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

•     $[ ] for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter, [ ] hour initial turnaround.

•     $[ ] FINRA filing fee per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Fund Fact Sheets

•     Design- $[ ] per fact sheet, includes first production

•     Production- $[ ] per fact sheet per production period

•     All printing costs are miscellaneous expenses, and in addition to the deign fee and production fee

•     Web sites, third party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

FINRA Licensing of Investment Advisor’s Staff (if desired) as broker-dealer representatives

•     $[ ] per year per registered representative

•     Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66

•     Plus all associated FINRA and State fees for registered representatives, including license and renewal fees.

FINRA Branch Office Expense (if applicable)

$[ ] per FINRA designated branch location

Miscellaneous Expenses (if applicable)*

Reasonable miscellaneous expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:

•     Typesetting, printing and distribution of Prospectuses and shareholder reports

•     Production, printing, distribution and placement of advertising and sales literature and materials

•     Engagement of designers, free-lance writers and public relations firms

•     Postage, overnight delivery charges

•     Overnight delivery charges

•     FINRA registration fees and other costs to fulfill regulatory requirements

•     Record Retention (Including RR email correspondence if applicable)

•     Travel, lodging and meals

Fees are billed monthly.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average

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